Exhibit 99.1

Stride Accelerates Expansion into Career Learning, Posts Career Learning Revenue of Over $250 Million

Full Year Company Revenue Of $1.54 Billion – Results Exceed Guidance for Revenue and Profitability

HERNDON, Va.--(BUSINESS WIRE)--August 10, 2021--Stride, Inc. (NYSE: LRN), one of the nation’s leading technology-based education companies, today announced its results for the fourth fiscal quarter and full fiscal year ended June 30, 2021.

Financial Highlights Year End 2021 Compared to 2020

  Revenue of $1,536.8 million, compared with $1,040.8 million, driven by increased demand across all Stride product lines.
  Income from operations of $110.5 million, compared with $32.5 million, reflecting improved operating leverage.
  Net income of $71.5 million, compared with $24.5 million.
  Diluted net income per share of $1.71, compared with $0.60.
  Adjusted operating income of $161.4 million, compared with $62.1 million. (1)
  Adjusted EBITDA of $239.9 million, compared with $128.2 million. (1)

Full Year Summary Financial Metrics

	Year Ended June 30,		Change 2021/2020
	2021	2020	$	%
	(In thousands, except percentages and per share data)
Revenues	$1,536,760	$1,040,765	$495,995	47.7%

Income from operations	110,456	32,457	77,999	240.3%
Adjusted operating income (1)	161,431	62,079	99,352	160.0%

Net income	71,451	24,506	46,945	191.6%
Net income per share, diluted	1.71	0.60	1.11	185.0%

EBITDA (1)	200,533	104,548	95,985	91.8%
Adjusted EBITDA (1)	239,866	128,157	111,709	87.2%
(1)

To supplement our financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we also present non-GAAP financial measures including adjusted operating income, EBITDA and adjusted EBITDA. Management believes that these additional metrics provide useful information to investors relating to our financial performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.

Financial Highlights for Fourth Quarter 2021 Compared to 2020

  Revenues of $397.5 million, compared with $268.9 million.
  Income from operations of $21.4 million, compared with $7.0 million.
  Net income of $10.5 million, compared with $4.9 million.
  Diluted net income per share of $0.25, compared with $0.12.
  Cash and cash equivalents as of June 30, 2021 of $386.1 million, compared with $212.3 million as of June 30, 2020.
  Adjusted operating income of $33.5 million, compared with $15.6 million. (1)
  Adjusted EBITDA of $54.9 million, compared with $32.2 million. (1)

Fourth Quarter Fiscal 2021 Summary Financial Metrics

	Three Months Ended June 30,		Change 2021/2020
	2021	2020	$	%
	(In thousands, except percentages and per share data)
Revenues	$397,510	$268,931	$128,579	47.8%

Income from operations	21,387	7,041	14,346	203.7%
Adjusted operating income (1)	33,466	15,628	17,838	114.1%

Net income	10,495	4,888	5,607	114.7%
Net income per share, diluted	0.25	0.12	0.13	108.3%

EBITDA (1)	46,426	26,342	20,084	76.2%
Adjusted EBITDA (1)	54,938	32,166	22,772	70.8%
(1)

To supplement our financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we also present non-GAAP financial measures including adjusted operating income, EBITDA and adjusted EBITDA. Management believes that these additional metrics provide useful information to investors relating to our financial performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.

Cash Flow and Liquidity

As of June 30, 2021, the Company’s cash and cash equivalents totaled $386.1 million, compared with $212.3 million reported at June 30, 2020. The increase in the cash balance is the result of the successful issuance of convertible senior notes with proceeds of $348.3 million net of fees and a capped call transaction, strategic acquisitions of $72.8 million, reduction in debt of $100 million and working capital requirements.

Capital Expenditures

Capital expenditures for the year ended June 30, 2021, were $52.3 million, up 16% from the prior full fiscal year and comprised

  $3.6 million on property and equipment,
  $31.3 million on capitalized software development, and
  $17.4 million on capitalized curriculum development.

Capital expenditures were higher due to an increase in software development costs associated with adult learning, automation, and improvements to our platforms.

Revenue and Enrollment Data

During the first quarter of fiscal year 2021, the Company revised its lines of revenue reporting into two categories:

  General Education - products and services for the kindergarten through twelfth grade market, and
  Career Learning – product suite targeted toward middle school through adult learners that focuses on developing skills and attaining career certifications in high-growth, in-demand industries.

The Company believes that the change in the lines of revenue will facilitate a better understanding of its business strategy and the markets in which the Company competes. Additional information on the new lines of revenue, including revenue and enrollments for the three months ended June 30, 2021 and 2020 revised to reflect the new lines of revenue format can be found in Appendix A. Additional information on the new lines of revenue for fiscal years 2020 and 2019 revised to reflect the new lines of revenue format can be found in our first quarter, fiscal year 2021 press release. This information is provided for investor reference only. Readers are encouraged to obtain and carefully review Stride Inc.’s Annual Report on Form 10-K for the year ended June 30, 2021, including all financial statements contained therein and the footnotes thereto, filed with the SEC.

Revenue

The following table sets forth the Company’s revenues for the periods indicated:

	Three Months Ended		Change		Year Ended		Change
	June 30,		2021 / 2020		June 30,		2021 / 2020
	2021	2020	$	%	2021	2020	$	%
	(In thousands, except percentages)

General Education	$330,058	$234,476	$95,582	40.8%	$1,280,199	$933,809	$346,390	37.1%
Career Learning
Middle - High School	48,245	26,689	21,556	80.8%	200,774	96,003	104,771	109.1%
Adult	19,207	7,766	11,441	147.3%	55,787	10,953	44,834	409.3%
Total Career Learning	67,452	34,455	32,997	95.8%	256,561	106,956	149,605	139.9%
Total Revenues	$397,510	$268,931	$128,579	47.8%	$1,536,760	$1,040,765	$495,995	47.7%

Enrollment Data

The following table sets forth total enrollment data for students in our General Education and Career Learning lines of revenue. Enrollments for General Education and Career Learning include those students in full service public or private programs where Stride provides a combination of curriculum, technology, instructional and support services inclusive of administrative support.

	Three Months Ended		Change		Year Ended		Change
	June 30,		2021 / 2020		June 30,		2021 / 2020
	2021	2020	#	%	2021	2020	#	%
	(In thousands, except percentages)

General Education (1)	147.2	106.2	41.0	38.6%	156.7	107.8	48.9	45.4%
Career Learning (1)(2)	28.2	12.7	15.5	122.0%	29.6	13.1	16.5	126.0%
Total Enrollment	175.4	118.9	56.5	47.5%	186.3	120.9	65.4	54.1%
(1)	This data includes enrollments for which Stride receives no public funding or revenue.
(2)	No enrollments are included in Career Learning for Galvanize, Tech Elevator or MedCerts.

Revenue per Enrollment Data

The following table sets forth revenue per average enrollment data for students for the period indicated. If the mix of enrollments changes, our revenues will be impacted to the extent the average revenues per enrollments are significantly different.

	Three Months Ended		Change		Year Ended		Change
	June 30,		2021 / 2020		June 30,		2021 / 2020
	2021	2020	#	%	2021	2020	#	%

General Education	$2,035	$1,992	$43	2.2%	$7,389	$7,775	$(386)	(5.0%)
Career Learning	1,690	2,097	(407)	(19.4%)	6,711	7,268	(557)	(7.7%)

Fiscal Year 2022 Outlook

The Company will provide an outlook for fiscal year 2022 results when it reports results for the first quarter of fiscal year 2022. The Company plans to report these results in October 2021. No separate guidance communication, or enrollment counts, for fiscal 2022 will be provided before that time.

Conference Call

The Company will discuss its fourth quarter and full fiscal year 2021 financial results during a conference call scheduled for Tuesday, August 10, 2021 at 5:00 p.m. eastern time (ET).

A live webcast of the call will be available at https://event.on24.com/wcc/r/3190868/A2B6A66AB4F9D74897C68EBEC830F8F1. To participate in the live call, investors and analysts should dial (833) 900-1536 (domestic) or (236) 712-2276 (international) at 4:45 p.m. (ET). The conference ID number is 4979044. Please access the website at least 15 minutes prior to the start of the call.

A replay of the call will be available starting on August 10, 2021 at 8:00 p.m. (ET) through September 10, 2021 at 8:00 p.m. (ET) by dialing (800) 585-8367 (domestic) or (416) 621-4642 (international) and entering the conference ID 4979044. A webcast replay will be available at https://event.on24.com/wcc/r/3190868/A2B6A66AB4F9D74897C68EBEC830F8F1 for 30 days.

About Stride Inc.

At Stride, Inc. (NYSE: LRN) we are reimagining learning – where learning is lifelong, deeply personal, and prepares learners for tomorrow. The company has transformed the teaching and learning experience for millions of people by providing innovative, high-quality, tech-enabled education solutions, curriculum, and programs directly to students, schools, the military, and enterprises in primary, secondary, and post-secondary settings. Stride is a premier provider of K-12 education for students, schools, and districts, including career learning services through middle and high school curriculum. For adult learners, Stride delivers professional skills training in healthcare and technology, as well as staffing and talent development for Fortune 500 companies. Stride has delivered millions of courses over the past decade and serves learners in all 50 states and more than 100 countries. The company is a proud sponsor of the Future of School, a nonprofit organization dedicated to closing the gap between the pace of technology and the pace of change in education. More information can be found at stridelearning.com, K12.com, galvanize.com, techelevator.com, and medcerts.com.

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: reduction of per pupil funding amounts at the schools we serve; inability to predict how the COVID-19 pandemic will continue to impact our business; inability to achieve a sufficient level of new enrollments to sustain our business model; failure to replace students who have graduated from the terminal grade in a school or have left our programs for other reasons with new students of a sufficient number; inability to maintain our current rate of retention of students enrolled in our courses; an increase in the amount of failures to enter into new school contracts or renew existing contracts, in part or in their entirety; the failure of perceived industry trends and projections resulting from the expected effects of COVID-19 on virtual education; failure of the schools we serve or us to comply with federal, state and local regulations, resulting in a loss of funding, an obligation to repay funds previously received or contractual remedies; governmental investigations that could result in fines, penalties, settlements, or injunctive relief; declines or variations in academic performance outcomes of the students and schools we serve as curriculum standards, testing programs and state accountability metrics evolve; harm to our reputation resulting from poor performance or misconduct by operators or us in any school in our industry and/or in any school in which we operate; legal and regulatory challenges from opponents of virtual public education or for-profit education companies; changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts, or a reduction in the scope of services with schools; failure to develop the career learning education business; entry of new competitors with superior technologies and lower prices; unsuccessful integration of mergers, acquisitions and joint ventures, failure to further develop, maintain and enhance our technology, products, services and brands; inadequate recruiting, training and retention of effective teachers and employees; infringement of our intellectual property; disruptions to our Internet-based learning and delivery systems, including but not limited to our data storage systems, resulting from cybersecurity attacks; misuse or unauthorized disclosure of student and personal data; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this presentation is as of today’s date, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Statements

The financial statements set forth below are not the complete set of Stride Inc.’s financial statements for the three months and full fiscal year ended June 30, 2021 and are presented below without footnotes. Readers are encouraged to obtain and carefully review Stride Inc.’s Annual Report on Form 10-K for the year ended June 30, 2021, including all financial statements contained therein and the footnotes thereto, filed with the SEC, which may be retrieved from the SEC’s website at www.sec.gov or from Stride Inc.’s website at www.stridelearning.com.

STRIDE INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(In thousands except share and per share data)
Revenues	$397,510	$268,931	$1,536,760	$1,040,765
Instructional costs and services	260,909	177,436	1,001,860	693,232
Gross margin	136,601	91,495	534,900	347,533
Selling, general, and administrative expenses	115,214	84,454	424,444	315,076
Income from operations	21,387	7,041	110,456	32,457
Interest income (expense), net	(5,477)	(577)	(17,979)	698
Other income, net	553	1,008	2,829	272
Income before income taxes and income (loss) from equity method investments	16,463	7,472	95,306	33,427
Income tax expense	(5,998)	(2,548)	(24,539)	(8,541)
Income (loss) from equity method investments	30	(36)	684	(380)
Net income attributable to common stockholders	$10,495	$4,888	$71,451	$24,506
Net income attributable to common stockholders per share:
Basic	$0.26	$0.12	$1.78	$0.62
Diluted	$0.25	$0.12	$1.71	$0.60
Weighted average shares used in computing per share amounts:
Basic	40,413,235	39,637,347	40,211,016	39,478,928
Diluted	42,251,633	41,166,794	41,868,580	40,663,224

STRIDE INC. CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2021	2020

	(In thousands except share and per share data)
ASSETS
Current assets
Cash and cash equivalents	$386,080	$212,299
Accounts receivable, net of allowance of $21,384 and $6,808	369,303	236,134
Inventories, net	39,690	28,300
Prepaid expenses	19,453	13,058
Other current assets	43,004	11,480
Total current assets	857,530	501,271
Operating lease right-of-use assets, net	94,671	111,768
Property and equipment, net	72,069	38,668
Capitalized software, net	57,308	48,493
Capitalized curriculum development costs, net	50,376	48,849
Intangible assets, net	99,480	77,451
Goodwill	240,353	174,939
Deposits and other assets	105,510	71,824
Total assets	$1,577,297	$1,073,263
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$62,144	$40,428
Accrued liabilities	77,642	27,351
Accrued compensation and benefits	80,363	47,227
Deferred revenue	38,110	24,417
Credit facility	—	100,000
Current portion of finance lease liability	27,336	13,304
Current portion of operating lease liability	20,649	20,689
Total current liabilities	306,244	273,416
Long-term finance lease liability	41,568	4,634
Long-term operating lease liability	77,458	96,544
Long-term debt	299,271	—
Deferred tax liability	31,853	13,771
Other long-term liabilities	16,255	9,569
Total liabilities	772,649	397,934
Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock, par value $0.0001; 10,000,000 shares authorized; zero shares issued or outstanding	—	—
Common stock, par value $0.0001; 100,000,000 shares authorized; 46,911,527 and 46,341,627 shares issued; and 41,576,784 and 41,006,884 shares outstanding	4	4
Additional paid-in capital	795,449	730,761
Accumulated other comprehensive income (loss)	(474)	93
Retained earnings	112,151	46,953
Treasury stock of 5,334,743 shares at cost	(102,482)	(102,482)
Total stockholders’ equity	804,648	675,329
Total liabilities and stockholders' equity	$1,577,297	$1,073,263

STRIDE INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	June 30,
	2021	2020
	(In thousands)
Cash flows from operating activities
Net income	$71,451	$24,506
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization expense	90,077	72,091
Stock-based compensation expense	39,333	23,609
Deferred income taxes	2,549	(1,305)
Provision for doubtful accounts	6,561	2,882
Amortization of discount and fees on debt	12,620	—
Noncash operating lease expense	19,567	11,827
Other	9,766	7,751
Changes in assets and liabilities:
Accounts receivable	(143,073)	(37,772)
Inventories, prepaid expenses, deposits and other current and long-term assets	(39,164)	(16,181)
Accounts payable	18,930	(6,213)
Accrued liabilities	15,899	7,424
Accrued compensation and benefits	32,437	3,103
Operating lease liability	(21,025)	(13,124)
Deferred revenue and other liabilities	18,222	1,817
Net cash provided by operating activities	134,150	80,415
Cash flows from investing activities
Purchase of property and equipment	(3,567)	(1,677)
Capitalized software development costs	(31,264)	(23,988)
Capitalized curriculum development costs	(17,432)	(19,332)
Sale of long-lived assets	223	—
Acquisition of Galvanize, Inc., net of cash acquired	—	(167,995)
Acquisition of MedCerts, LLC, net of cash acquired	(55,031)	—
Acquisition of Tech Elevator, Inc., net of cash acquired	(16,107)	—
Other acquisitions and investments, net of distributions	(1,723)	(4,373)
Purchases of marketable securities	(40,542)	—
Net cash used in investing activities	(165,443)	(217,365)
Cash flows from financing activities
Repayments on finance lease obligations	(24,315)	(27,675)
Borrowing from credit facility	—	105,000
Repayments on credit facility	(100,000)	(5,000)
Issuance of convertible senior notes, net of issuance costs	408,610	—
Purchases of capped calls in connection with convertible senior notes	(60,354)	—
Proceeds from exercise of stock options	748	64
Withholding of stock options for tax withholding	(10,885)	—
Repurchase of restricted stock for income tax withholding	(9,228)	(6,761)
Net cash provided by financing activities	204,576	65,628
Net change in cash, cash equivalents and restricted cash	173,283	(71,322)
Cash, cash equivalents and restricted cash, beginning of period	213,299	284,621
Cash, cash equivalents and restricted cash, end of period	$386,582	$213,299

Reconciliation of cash, cash equivalents and restricted cash to balance sheet as of June 30th:
Cash and cash equivalents	$386,080	$212,299
Other current assets (restricted cash)	502	500
Deposits and other assets (restricted cash)	—	500
Total cash, cash equivalents and restricted cash	$386,582	$213,299

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with GAAP, we have presented adjusted operating income (loss), and adjusted EBITDA, which are not presented in accordance with GAAP.

  Adjusted operating income (loss) is defined as income (loss) from operations as adjusted for stock-based compensation and the amortization of intangible assets.
  Adjusted EBITDA is defined as income (loss) from operations as adjusted for stock-based compensation and depreciation and amortization.
  Adjusted EBITDA and adjusted operating income (loss) exclude stock-based compensation, which consists of expenses for stock options, restricted stock, restricted stock units, and performance stock units.

Management believes that the presentation of these non-GAAP financial measures provides useful information to investors relating to our financial performance. These measures remove stock-based compensation, which is a non-cash charge that varies based on market volatility and the terms and conditions of the awards. Adjusted EBITDA also removes depreciation and amortization, which can vary depending upon accounting methods and the book value of assets. Adjusted EBITDA provides a measure of corporate performance exclusive of capital structure and the method by which assets were acquired.

Our management uses these non-GAAP financial measures:

  as additional measures of operating performance because they assist us in comparing our performance on a consistent basis; and
  in presentations to the members of our Board of Directors to enable our Board to review the same measures used by management to compare our current operating results with corresponding prior periods.

Other companies may define these non-GAAP financial measures differently and, as a result, our use of these non-GAAP financial measures may not be directly comparable to similar non-GAAP financial measures used by other companies. Although we use these non-GAAP financial measures to assess the performance of our business, the use of non-GAAP financial measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP financial measure.

These non-GAAP financial measures should be considered in addition to, and not as a substitute for, revenues, income (loss), net income (loss) and net income (loss) per share or other related financial information prepared in accordance with GAAP. Adjusted EBITDA is not intended to be a measure of liquidity. You are cautioned not to place undue reliance on these non-GAAP financial measures.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.

	Three Months Ended		Year Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(In thousands)
Income from operations	$21,387	$7,041	$110,456	$32,457
Stock-based compensation expense	8,512	5,824	39,333	23,609
Amortization of intangible assets	3,567	2,763	11,642	6,013
Adjusted operating income	33,466	15,628	161,431	62,079
Depreciation and other amortization	21,472	16,538	78,435	66,078
Adjusted EBITDA	$54,938	$32,166	$239,866	$128,157

Appendix A

Full Definitions for New Lines of Reporting Revenue and Enrollments

Stride, Inc., together with its subsidiaries (“Stride” or the “Company”) is an education services company providing virtual and blended learning. The Company’s technology-based products and services enable its clients to attract, enroll, educate, track progress, and support students. These products and services, spanning curriculum, systems, instruction, and support services are designed to help learners reach their educational goals through inspired teaching and personalized learning. The Company’s clients are primarily public and private schools, school districts, and charter boards. Additionally, it offers solutions to employers, government agencies and consumers. These products and services are provided through two lines of revenue:

General Education – products and services for the General Education market are predominantly focused on core subjects, including math, English, science and history, for kindergarten through twelfth grade students to help build a common foundation of knowledge. Programs utilizing General Education products and services are for students that are not specializing in any particular curriculum or course of study. These programs provide an alternative to traditional school options and address a range of student needs including, safety concerns, increased academic support, scheduling flexibility, physical/health restrictions or advanced learning. Products and services are sold as a comprehensive school-as-a-service offering or à la carte.

Career Learning – products and services are focused on developing skills to enter and succeed in careers in high-growth, in-demand industries—including information technology, health care and business. The Company provides middle and high school students with Career Learning programs that complement their core general education coursework in math, English, science and history. Stride offers multiple career pathways supported by a diverse catalog of Career Learning courses. The middle school program exposes students to a variety of career options and introduces career skill development. In high school, students may engage in industry content pathway courses, project-based learning in virtual teams, and career development services. High school students also have the opportunity to progress toward certifications, connect with industry professionals, earn college credits while in high school, and participate in job shadowing and/or work-based learning experiences that are required to succeed in today’s digital, tech-enabled economy. A student enrolled in a school offering our General Education program may take Career Learning courses, but that student and the associated revenue is not reported as a Career Learning enrollment or Career Learning revenue. However, a student and the associated revenue, whether in middle or high school, is counted as a Career Learning enrollment or Career Learning revenue if the student is enrolled in a Career Learning program. Like General Education products and services, the products and services for the Career Learning market are sold as a comprehensive school-as-a-service offering or à la carte. The Company also offers focused post-secondary career learning programs to adult learners, through its Galvanize, Inc. (“Galvanize”), Tech Elevator, Inc. (“Tech Elevator”), and MedCerts, LLC (“MedCerts”) brands. These include skills training in the data science and software engineering, and healthcare and medical fields. In addition, we provide staffing and talent development services to employers. These programs are offered directly to consumers, as well as to employers and government agencies.

The following tables provide revenue and enrollments for the three months ended June 30, 2021 and 2020 for the new reporting formats. This information is provided for investor reference only. Readers are encouraged to obtain and carefully review Stride Inc.’s Annual Report on Form 10-K for the year ended June 30, 2021, including all financial statements contained therein and the footnotes thereto, filed with the SEC, which may be retrieved from the SEC’s website at www.sec.gov or from Stride Inc.’s website at www.stridelearning.com.

General Education	Three Months Ended
	June 30, 2021	June 30, 2020
	(In thousands)
Managed Public School Programs	$339,654	$234,634
Add:
Private Pay Schools and Other	12,117	8,609
Institutional (Non-managed and Software & Services)	26,532	17,922
Less:
Career Learning - Managed Public School Programs	(47,028)	(26,498)
Career Learning - Non-managed Public School Programs	(582)	(1)
Career Learning - Private Pay Schools and Other	(635)	(190)
Total General Education Revenues	$330,058	$234,476

Career Learning	Three Months Ended
	June 30, 2021	June 30, 2020
	(In thousands)
Career Learning - Managed Public School Programs	$47,028	$26,498
Career Learning - Non-managed Public School Programs	582	1
Career Learning - Private Pay Schools and Other	635	190
Private Pay Schools and Other (Galvanize, MedCerts and Tech Elevator)	19,207	7,766
Total Career Learning Revenues	$67,452	$34,455

Enrollments	Three Months Ended
	June 30, 2021	June 30, 2020
	(In thousands)
Managed Public School Programs	170.9	116.7
Non-managed Public School Programs	50.7	15.5
Total Old Reporting	221.6	132.2
Add:
Private Pay	4.5	2.2
Less:
Non-managed Public School Programs	(50.7)	(15.5)
Net Changes - Old vs New Reporting	(46.2)	(13.3)
Total New Reporting	175.4	118.9

Contacts

Investor Contact
Timothy Casey
Sr. Director, Investor Relations
Stride, Inc.
tcasey@k12.com